FINAL TRANSCRIPT

Conference Call Transcript
VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call
Event Date/Time: Aug. 09. 2007 / 8:30AM ET

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

CORPORATE PARTICIPANTS

Alan Kessman

Vion Pharmaceuticals - CEO

Howard Johnson

Vion Pharmaceuticals - President and CFO

Meghan Fitzgerald

Vion Pharmaceuticals - CBO

Ann Cahill

Vion Pharmaceuticals - VP and Clinical Development

CONFERENCE CALL PARTICIPANTS

Joseph Schwartz

Leerink Swann - Analyst

Ren Benjamin

Rodman & Renshaw - Analyst

Leah Hartman

CRT Capital - Analyst

Jack Hue

Oppenheimer - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Vion Pharmaceuticals Second Quarter 2007 Conference Call. My name is Onika and I will be your operator for today. At this time all participants are in listen-only mode. We will be facilitating a question and answer session towards end of this conference. [OPERATOR INSTRUCTIONS].

Before we begin, the Company would like to read the following. This conference call will contain forward-looking statement. Such statements are subject to certain risks that may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to contain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings and with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements including under Item 1A, “Risk Factors” in Vion’s annual report on Form 10-K for the year ended December 31, 2006 and the Company’s Registration Statement on Form S-3 effective August 3, 2007. In particular, there are no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials cannot be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when the prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

I would now like to turn the conference call to Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals.

Alan Kessman - Vion Pharmaceuticals - CEO

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

Thank you, operator and good morning, everyone. Welcome to Vion Pharmaceuticals' 2007 Second Quarter Conference Call. With me today is Howard Johnson, our President and CFO; Meghan Fitzgerald, our Chief Business Officer; Ann Cahill, our Vice President Clinical Development; and Aileen Ryan, our Vice President of Regulatory Affairs.

Howard will take you to the financial results in a moment, but first I want to review the highlights from operations in the second quarter for you. As you know, we have two pivotal trials for our lead agent Cloretazine in acute myelogenous leukemia called AML. One is a Phase III trial of Cloretazine in combination with high-dose Ara-C in relapse patients and the other is a Phase II trial of Cloretazine as a single agent in previously untreated elderly de novo poor-risk patients.

In late May, we announced that our Phase III trial of Cloretazine, known as CLI-037, was being put on hold pending a complete medical and safety review and no further patients would be treated. We made this decision based on a recommendation of the trial's Data Safety Monitoring Board or DSMB, after their review of safety and efficacy data and a planned interim analysis of the first 210 patients enrolled to the study and per our discussions with the FDA and other regulatory authorities.

We've also made the decision that this randomized placebo-controlled trial should remain blinded during the medical and safety review in order to maintain the statistical integrity of the trial data.

Since then we formed a medical and safety review committee. This committee has access to the unblinded data from the trial. The committee has conducted an exhaustive review of the unblinded patient data previously reviewed by the DSMB as well as additional data. The committee has now made a recommendation to Vion management.

Our medical and safety review process will now continue as follows.

The committee has presented their findings and recommendations and is in discussions with the DSMB on next steps. When the DSMB has determined its final position with respect to the recommendations, we will then discuss those recommendations with the FDA and other regulatory authorities as required. Conferring with the DSMB and the FDA and other regulatory authorities could take several additional months.

We believe at this time, we will be able to update you on the status of CLI-037 later this year, but could not pinpoint the exact timing at this moment.

Of course, it's our objective to get this process completed as soon as possible, keeping in mind that the safety and wellbeing of our patients is our utmost concern.

Let us now move to a progress report on our other pivotal Cloretazine trial in AML, CLI-043. As a reminder, this trial is a single-agent Phase II trial of 85 patients over the age of 60 with previously untreated de novo poor-risk AML. As indicated in our press release last evening, we have enrolled 83 of the 85 patients to the trial. We expect to complete accrual of the next two patients in the next few weeks and plan to issue a press release when that is accomplished. We intend to present preliminary information of this trial in December at the American Society of Hematology Annual Meeting. Assuming the data is supportive, it remained our attention to file a new drug application based on a Phase II single agent trial in 2008.

Our Phase II trial of Cloretazine in small cell lung cancer also continues to accrue patients. We presented data from this trial in June at the ASCO Annual Meeting and we believe that the clinical community is interested in Cloretazine's activity in this setting especially in sensitive relaxed patients. You may recall that we are now accruing patients at a dose of Cloretazine of 100 mg/m2 weekly for three weeks reduced from a starting point of 125 mg/m2 at the outset of the trial. It is our plan to complete the trial at this dose level by the beginning of next year and based on the data to then assess further clinical development of Cloretazine.

Moving on now to additional developments related to Cloretazine that were accomplished in the second quarter.

We had two meetings with the FDA: one relating to chemistry manufacturing control and the other to the non-clinical and clinical pharmacology data to be included in the NDA submission for Cloretazine. We would characterize both meetings as productive and as a result, we believe we understand the requirements for potential NDA filing for Cloretazine in these two important areas that complement the clinical data package.

It is still our plan to meet with the FDA for a pre-NDA meeting to discuss all of Cloretazine's clinical data and we will do this as soon as we have completed our DSMB and FDA discussions on our medical and safety review for CLI-037. As requested by the FDA, we plan to do a cardiac

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Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

sub-study as an addition to the single agent Phase II trial and as a result we will be accruing additional patients at selected sites. As of this time, we do not expect the accrual of these additional patients for the cardiac sub-study to affect our NDA filing timeline.

We are also pleased to say that we recently made our initial batches of Cloretazine finished product at Ben Venue, our new contract manufacturer.

Work with investigators to initiate new investigator's sponsor trials of Cloretazine in the bone marrow transplant setting and an adult brain tumor continues. We expect to begin enrolling patients to these studies in the third quarter.

We have made substantial progress in setting up the corporate infrastructure engaging key vendors and hiring new personnel to be able to file an NDA for Cloretazine in 2008 data permitting.

We also expanded our facilities in the quarter adding 6500 square feet across the street from our main building here at 4 Science Park in New Haven. We decided to expand in anticipation of hiring additional personnel later this year and in 2008 as we get closer to potential commercialization of our lead product.

Let me now update you on what we are doing with Triapine, our second clinical compound. You may recall that Triapine is a ribonucleotide reductase inhibitor and has been widely studied in clinical trials by us and by the National Cancer Institute. To-date, our strongest clinical signal has been in trials of Triapine and gemcitabine in pancreatic cancer. We also have interesting data of this combination in non-small cell lung cancer in a trial conducted by us which we are working to have published. We are also intrigued by findings from the pre clinical group at the NCI with respect to Triapine's potential as an enhancer of radiation. There are now two NCI sponsored clinical trials underway of Triapine and radiation and we have had discussion with investigators with interest to do more.

We recently convened an Advisory Board of oncologists to discuss all of our Triapine data, but specifically our Triapine-gemcitabine data in pancreatic cancer and Triapine's potential in settings where radiation is used. We received good feedback at the session and are now assessing our next steps with Triapine. We will keep you informed as decisions are made.

We continued to investigate our preclinical compound VNP40541 as a potential new agent for evaluation in clinical trials. With most of the Company focused on Cloretazine work for our regulatory filing and our intentions to file an NDA for our lead compound if the data warrants in 2008, our timeline for re-filing the IND for VNP40541 has now moved to 2008.

On the commercial front, much of our work is focused on advanced preparation for marketing including extensive medical education and pre-launch field force planning. Our medical education efforts include presence at the top hematology and geriatric oncology meetings. Last week, we were at Mayo Clinic hematological and oncology reviews in Florida and we are planning for upcoming meetings at the National Comprehensive Cancer Network, the South Western Oncology Group, the Geriatric Oncology Consortium and finishing off 2007 with ASH in December as previously mentioned.

We are on track with our goal to identify and engage 100 top key opinion leaders for Cloretazine by the end of 2007. In addition, we will look to deploy medical science liaisons in the field approximately six to nine months prior to launch followed by a rolling deployment of about 20 to 30 specialty sales reps. This is a major effort for Vion and requires extensive analysis around customer targeting, reimbursement issues, Medicare trends, product distribution, and flow, much of that pre-work is being done now.

And now Howard Johnson will take you through the quarter at six-month financials.

Howard Johnson - Vion Pharmaceuticals - President and CFO

Thank you, Alan. In the second quarter, our net loss was $8,842,000 or $0.13 per share based on weighted average shares outstanding of $66,365,000. This is an increase of $1,909,000 compared to last year's net loss of $6,933,000 or $0.10 per share based on $66,158,000 weighted average shares outstanding.

Our loss from operations this quarter was $8,627,000 compared to $7,430,000 in the same period a year ago. The 2007 loss consisted of $3,892,000 in clinical trials expense compared to $3,563,000 last year. This increase in expense of $329,000 was primarily due to increased drug production for clinical trials as well as increased stock compensation expense partially offset by lower clinical trial costs.

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Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

Our other R&D expense increased by $366,000 in the quarter from $2,233,000 last year to $2,599,000 this year, this increase came from higher development costs to support potential registration filing for Cloretazine and higher stock compensation expense partially offset by lower preclinical drug production. Total R&D was therefore $6,491,000 in the quarter up $695,000 from $5,796,000 last year.

SG&A expenses increased in the quarter by $506,000 from $1,635,000 last year to $2,141,000 this year. This increase was primarily due to higher stock compensation expense. The overall impact in the finical statements from the adoption of SFAS 123R for the three months period was $1,200,000 compared to $445,000 last year. We had $1,490,000 of interest expense in the quarter versus none last year. This was due to our recent placement of convertible debt. There was $998,000 of interest income in the quarter up $472,000 from last year due to higher invested balances.

In the six months period, our net loss was $16,797,000 or $0.25 per share, based on weighted average shares outstanding of $66,363,000. This is an increase of $3,893,000 compared to last year's net loss of $12,904,000 or $0.20 per share based on $66,134,000 weighted average shares outstanding. Our loss from operations in the six-month period was $16,501,000 compared to $13,910,000 in the same period a year ago. The 2007 loss consisted of $7,291,000 in clinical trials expense compared to $6,698,000 last year. This increase in expense of $593,000 was primarily due to drug production costs for clinical trials as well as increased stock compensation expense.

Our other R&D expense increased by $934,000 in the period from $4,178,000 last year to $5,112,000 this year. This increase came from higher development costs to support a potential registration filing for Cloretazine, a gift to support research projects at Yale, and higher stock compensation expense. Total R&D was therefore $12,403,000 in the quarter up $1,527,000 from $10,876,000 last year.

SG&A expenses increased in the period by $1,064,000 from $3,044,000 last year to $4,108,000 this year. This increase was primarily due to higher stock compensation expense. The overall impact on the financial statements from the adoption of SFAS 123R for the six-month period was $2,200,000 compared to $946,000 last year. We had $2,229,000 of interest expense in the period versus none last year. This was due to our recent placement of convertible debt. There was $1,665,000 of interest income in the quarter up $607,000 from last year due to higher invested balances and to lesser extent higher interest rates in 2007.

We ended the quarter with $74.4 million in cash and cash equivalents. Based on our current operating plan, we continue to believe that we are funded through mid-2009. As you know, a cash forecast over two years has many different assumptions and variables and therefore is subject to change. Clearly, the completion of the medical and safety review for CLI-037 and the decision on the future of that trial could have an impact on our plan going forward and we will therefore be refining our guidance when we have more information.

Thank you for listening. We are not ready to take your questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. The first question comes from the line of Joseph Schwartz with Leerink Swann. Please proceed.

Joseph Schwartz - Leerink Swann - Analyst

Hi thanks. Good morning. I was wondering if you could bring us up to speed and perhaps provide some more color about the process and how it has worked so far with the medical and safety committee, who are the people doing this and who is blinded still, who is unblinded, what kinds of questions were asked, and what kinds of answers will determine, whether the study restarts or if there are any changes made to the study so you can restart?

Alan Kessman - Vion Pharmaceuticals - CEO

I probably can't answer any, literally any of the questions you just asked. I can tell you that we have hired an independent outside group to do the medical and safety review. They did that. We have also have two consultants that we have hired oncologists for working with that group and there are two members of the management team who work with that group but, actually did not conduct the medical safety review that was done

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Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

by the independent group. The rest of the management team is blinded to the detail. We understand and certainly have been advised of the recommendation that has been made in the discussions that are going on but we are not privy to the detail of the data that makes up the basis for those recommendations. As I tried to explain in my presentation, that group is in discussions with the DSMB. Those discussions have started and they are and it's an interim discussion, it's an iterative discussion. Additional work is being done. When and if the DSMB agrees with or makes as a final recommendation that would then be discussed with the FDA, but until that time at which it passes through that process and does and if, depending on what the FDA's decision is, that's the only time we can make public exactly what had been discussed, other than that it's just — it's a moving target.

Joseph Schwartz - Leerink Swann - Analyst

Okay. And has any progress been made on the partnership front or is it reasonable to assume that most of that goal would be put on hold until some more clarity can be gained on the Phase III side of things?

Howard Johnson - Vion Pharmaceuticals - President and CFO

Joe this is Howard, we have an ongoing process to engage with potential partners so the business development process continues of course. Now everybody is interested in the same information, so the you know, the process that we are going though with CLI-037 is clearly an important process. But we had nothing obviously to announce about partnerships at this time and we would have announced it if we did, but it an ongoing and dynamic process that is part of our everyday working life here.

Joseph Schwartz - Leerink Swann - Analyst

Okay, great. And just one last question if I can ask on the Phase II, do you have any information on the baseline characteristics of the patients in terms of age or other risk characteristics or is the baseline demographics is that all blinded still?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

This is Ann Cahill. We do have information regarding the demographics of patents enrolling to the Phase II high-risk AML trial. What I can tell you is, it's as expected and reflects very closely the population of poor-risk patients studied in the previously completed Phase II study.

Joseph Schwartz - Leerink Swann - Analyst

Can you say anything about age distribution?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

We haven't made that public yet, but I -- I think that what I can tell you is that it closely mirrors our previous experience.

Joseph Schwartz - Leerink Swann - Analyst

Okay, great. Thanks very much.

Operator

Your next question comes from the line of Ren Benjamin with Rodman & Renshaw. Please proceed.

Ren Benjamin - Rodman & Renshaw - Analyst

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Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

Hi, good morning and thanks for taking the question. Can you tell me if in the on going Phase II trial the DSMB is made to assess safety and when was the last time they have done that?

Alan Kessman - Vion Pharmaceuticals - CEO

This is is Alan, Ren. There is no DSMB basically on the Phase II trial, there is -- we have our own safety -- Internal Safety Review Committee that meets regularly, that reviews safety on all our trials but there is no formal DSMB on the Phase II.

Ren Benjamin - Rodman & Renshaw - Analyst

And so when was the last time your own internal committee met and, you know, I assume every thing is still, you know, thumbs up. So just when was the last time they met?

Alan Kessman - Vion Pharmaceuticals - CEO

It’s ongoing, I mean, it's not like — it's something that's being reviewed -- it's on a regular basis, I mean, it's -- the people here review the data coming in from the sites regularly.

Ren Benjamin - Rodman & Renshaw - Analyst

Okay. Great, thank you very much.

Operator

[OPERATOR INSTRUCTIONS]. Your next question comes from the line of Leah Hartman with CRT Capital. Please proceed.

Leah Hartman - CRT Capital - Analyst

Good morning, everyone. I would just like some clarity. I think you mentioned that commercialization efforts, meaning the addition of personnel would begin towards the end of this year. So I just wanted to discuss if you are prepared, the ramp up and the cost segment, hiring those liaisons, is that, you know, starting to interview by the end of the year, what kind of a ramp up in mid 2008?

Howard Johnson - Vion Pharmaceuticals - President and CFO

Yeah, this is Howard, Leah. We definitely have that factored into our forecasts over the next 12 to 18 months. We pick a target date for launch and then we work back from that target date to layer in the expected costs including the hiring of the distribution force, the building of inventory, and those types of launch-related costs.

Leah Hartman - CRT Capital - Analyst

And then to I guess the near term as we look at the clinical trial expenses we were guided earlier in the second quarter that those costs clearly with the Phase III not being halted until May and then data analysis ongoing that certainly the end of Q2 would still be seeing costs, can give us some little more specific guidance to the back half of the year on that clinical trial expenses?

Howard Johnson - Vion Pharmaceuticals - President and CFO

Well, you know, certainly a lot of it depends on what happens to CLI-037 and how that trial continues or is discontinued. So we have to factor that in, that's why I said that when we have more information on the Phase III trial we will update our guidance. But at this time we continue to

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Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

believe that the cash position that we have, takes us into 2009 and to mid-2009, and until we have more clarity on why that needs to be updated, we really haven't updated at this time.

Leah Hartman - CRT Capital - Analyst

Well, we would agree that you have sufficient cash until that time as well, but I think there has been some concern in the market about the cost stream. If you could, and I don't know that you are prepared to this. In the events that following the conclusion of the DSMB recommendations and the discussions with the FDA on 037, in the event that you redesigned and restarted a Phase III trail, would you have an estimate of the cost involved in a new Phase III combination trail?

Howard Johnson - Vion Pharmaceuticals - President and CFO

In a new Phase III trail or—?

Leah Hartman - CRT Capital - Analyst

Yeah, starting over, worst case; starting over.

Howard Johnson - Vion Pharmaceuticals - President and CFO

Well, a trial of several hundred patients that's run in more than 50 sites all over the world similar to our current Phase III trail is going to be at least a $20 million trial.

Leah Hartman - CRT Capital - Analyst

Okay. That had been close to our estimate and I think it's — I appreciate your being forth coming with that estimate.

Alan Kessman - Vion Pharmaceuticals - CEO

Absolutely.

Leah Hartman - CRT Capital - Analyst

Thank you.

Operator

Your next question comes from the line of [Jack Hue] with Oppenheimer. Please proceed.

Jack Hue - Oppenheimer - Analyst

Good morning.

Alan Kessman - Vion Pharmaceuticals - CEO

Good morning.

Jack Hue - Oppenheimer - Analyst

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, VION - Q2 2007 Vion Pharmaceuticals Earnings Conference Call

Just one question, assuming all you know right now, can you compare the induction mortality rate for Cloretazine monotherapy versus combination of class Ara-C?

Ann Cahill - Vion Pharmaceuticals - VP and Clinical Development

This is Ann Cahill. We published the induction mortality rate on both those trials. As far as comparing them, I will say that they are different audiences; you have high-risk or poor-risk elderly patient population in the Phase II single agent trial and first relapse population of all ages in the Phase III trail. And what we published in our completed Phase II trial which again I think is, we are seeing a similar experiences, second Phase II trail is in the 17% to 18% range. In the Phase III trial, I believe we published that ASH last December, induction mortality in the 9% to 12% range, I don't remember the exact number.

Jack Hue - Oppenheimer - Analyst

Thank you.

Operator

At this time there are no additional questions in queue. I will now like to turn the call back over to Mr. Alan Kessman for closing remarks.

Alan Kessman - Vion Pharmaceuticals - CEO

We like to thank everybody for joining us today and we appreciate your continued support and as we said as we get further information and clarification on any of these issues we will move as quickly as possible to let you know. Thank you very much.

Operator

Ladies and gentlemen, this concludes the presentation. You may now disconnect. Thank you and have a good day.

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